UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 4, 2020

CoreSite Realty Corporation

(Exact name of registrant as specified in its charter)

Maryland	001-34877	27-1925611
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 17th Street, Suite 500 Denver, CO (Address of principal executive offices)	80202 (Zip Code)

Registrant’s telephone number, including area code: (866) 777-2673

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value per share	COR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

The information included in this Current Report on Form 8-K is a supplement to, and is intended to be read together with, the discussion under the heading “Federal Income Tax Considerations” in the Current Report on Form 8-K filed by CoreSite Realty Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on July 30, 2018 (File No. 001-34877), including the information on Exhibit 99.1 thereto (the “Exhibit”), which updated in its entirety, and replaced, the discussion under the heading “Federal Income Tax Considerations” in the Registration Statement on Form S-3 (File No. 333-177052) of the Company filed with the SEC on September 28, 2011, and in the related prospectus dated October 11, 2011, and the discussion under the heading “Federal Income Tax Considerations” in the Registration Statement on Form S-3 (File No. 333-221023) of the Company filed with the SEC on October 19, 2017, and in the related prospectus.

The following sentence supersedes the eighth sentence under the heading “Federal Income Tax Considerations—Taxation of Our Company—General—Ownership of Interests in Taxable REIT Subsidiaries” in the Exhibit.

For taxable years beginning after December 31, 2017, taxpayers are subject to a limitation on their ability to deduct net business interest generally equal to 30% (or, with respect to certain years, 50%) of adjusted taxable income (or, if a taxpayer properly elects with respect to certain years, adjusted taxable income for the prior year), subject to certain exceptions.

The following two sentences supersede the first two sentences of the fourth paragraph under the heading “Federal Income Tax Considerations—Taxation of Our Company—Annual Distribution Requirements” in the Exhibit.

For taxable years beginning after December 31, 2017, and except as provided below, our deduction for net business interest expense will generally be limited to 30% (or, with respect to certain years, 50%) of our taxable income (or, if we properly elect with respect to certain years, our taxable income for the prior year), as adjusted for certain items of income, gain, deduction or loss. Any business interest deduction that is disallowed due to this limitation may be carried forward to future taxable years, subject to special rules applicable to partnerships.

The following discussion supersedes the discussion in the Exhibit under the heading “Federal Income Tax Considerations—Material Federal Income Tax Considerations for Holders of Our Common Stock—Taxation of Non-U.S. Stockholders—Foreign Accounts.”

Foreign Accounts. Withholding taxes may be imposed under Sections 1471 through 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) in the case of a foreign financial institution, the foreign financial institution undertakes certain diligence and reporting obligations, (2) in the case of a non-financial foreign entity, the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements referred to in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Non-U.S. persons located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of our stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding these rules.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    May 4, 2020

CORESITE REALTY CORPORATION

By:	/s/ Jeffrey S. Finnin
Name:	Jeffrey S. Finnin
Title:	Chief Financial Officer